EXHIBIT 99.1

American Campus Communities, Inc. Reports Second Quarter 2006 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)--August 1, 2006--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended June 30, 2006.

Highlights

▪	Quarterly FFOM of $6.0 million, or $0.30 per fully diluted share, compared to $3.9 million, or $0.30 per fully diluted share, in the second quarter of 2005.

▪	Increased net operating income ("NOI") for same store owned off-campus properties by 6.5 percent over the second quarter 2005.

▪	Increased same store owned off-campus pre-leasing for the 2006-2007 academic year to 96 percent as of June 30, 2006 compared to 90 percent as of June 30, 2005.

▪	Successful integration of the 13-property Royal portfolio including pre-leasing for Fall 2006 at 87 percent as of June 30, 2006.

▪	Expanded third party services business into Canada with the commencement of a management contract for Southern Alberta Institute of Technology.

▪
Increased third party services pipeline with the Department of the Navy’s selection of a joint venture between ACC and Hunt ELP to negotiate for the development and management of the Hampton Roads Military Unaccompanied Housing project.

Second Quarter 2006 Operating Results

Revenue for the 2006 second quarter totaled $29.2 million, up 46.1 percent from $20.0 million in the 2005 second quarter. Net loss for the 2006 second quarter totaled $2.1 million, or $0.12 per fully diluted share, compared with a net loss of $1.8 million, or $0.14 per fully diluted share, for the same quarter in 2005. Operating income for the quarter increased $2.1 million or 71 percent, over the prior year quarter primarily due to the addition of the Royal portfolio and two new development projects placed into service. This increase was offset by an increase in interest expense, which resulted in an overall increase in net loss over the prior year quarter. The increase in interest expense was due to debt assumed in connection with the Royal portfolio acquisition, as well as increased interest expense incurred under the company’s revolving credit facility, which was used to fund a portion of the Royal portfolio acquisition and the continued development of two owned off-campus properties. FFO for the 2006 second quarter totaled $4.8 million, or $0.24 per fully diluted share, compared with $2.5 million, or $0.20 per fully diluted share, for the second quarter 2005. FFOM for the 2006 second quarter totaled $6.0 million, or $0.30 per fully diluted share, compared with $3.9 million, or $0.30 per fully diluted share, for the second quarter 2005. A reconciliation of FFO and FFOM to net income is shown on Table 3.

NOI for same store owned off-campus properties was $8.6 million in the quarter, up 6.5 percent from $8.1 million in the 2005 second quarter. NOI for the total owned off-campus property portfolio increased 56.8 percent to $12.7 million for the quarter from $8.1 million in the comparable period of 2005, primarily due to the impact of the Royal portfolio acquisition and a development property placed into service during 2005.

“The strength of our core business continues with this being the seventh straight quarter of same store NOI growth of approximately five percent or more when compared to same quarter prior year,” said Bill Bayless, CEO and president of American Campus Communities. “Additionally, our leasing for the upcoming fall semester is going extremely well with our owned off campus portfolio currently pre-leased at 95 percent. During the quarter, we also saw significant movement in our third party services pipeline with the Navy’s selection of our joint venture with Hunt ELP to negotiate for the development and management of the Hampton Roads Military Unaccompanied Housing project. This project should allow us to leverage off of our existing third party infrastructure, as the development and management of single, enlisted military housing is virtually identical to student housing.”

Portfolio Update

Leasing status for our owned off-campus portfolio is 97 percent applied for and 95 percent pre-leased for the 2006-2007 academic year as of July 28, 2006.

The Department of the Navy has selected a joint venture between ACC and Hunt ELP the right to exclusively negotiate for the Hampton Roads Military Unaccompanied Housing project. The project is expected to include the management of 722 existing Navy apartments and the development of more than 1,100 new apartments units. New construction as well as management of the existing housing is expected to commence after congressional notification and execution of the long-term partnership agreements.

In May 2006, ACC commenced management of 459 beds of student housing for the Southern Alberta Institute of Technology in Calgary, Canada.  Additionally, ACC will be manager of the 720 bed residence hall project that is scheduled to open in August 2007.

Callaway Villas, a 704-bed community opening this Fall 2006 and serving students attending Texas A&M University, is currently 102 percent applied for and 99 percent pre-leased. As of June 30, 2006, construction was 91 percent complete.

As anticipated, the Village at Newark project received Planning Board approval to increase the bed count from 812 to 838. As of June 30, 2006, construction was 45 percent complete. Full completion is scheduled for Summer 2007 and occupancy is expected to occur in Fall 2007.

The University of New Orleans continues to be an active on-campus third party development project. In July, the project received unanimous approval from the Louisiana Joint Legislative Budget Committee authorizing the sale of bonds to finance the development. Closing and commencement of construction is scheduled for third quarter 2006, and occupancy is anticipated in Fall 2007.

Regarding the development at the University of Hawaii, Manoa, ACC has completed abatement and demolition of the existing Frear Hall. The proposed 810-bed new development received unanimous approval by the Honolulu City Council Zoning Committee on July 25th and will be presented to the full City Council on August 16, 2006. The project is currently targeting a construction start in the first quarter 2007.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities Web site, www.americancampuscommunities.com. In addition, the company will host a conference call to discuss second quarter results and the 2006 outlook on Wednesday, August 2, 2006 at 10 a.m. EDT (9:00 a.m. CDT). To participate by telephone, call 866-770-7129 passcode 24730367 at least five minutes prior to the call.

To listen to the live broadcast, go to www.americancampuscommunities.com or www.earnings.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the Web site. A replay of the conference call will be available beginning two hours after the end of the call until August 9, 2006 by dialing 888-286-8010 or 617-801-6888 passcode 89543448. The replay also will be available for 30 days at www.americancampuscommunities.com and at www.earnings.com. The call will also be available as a podcast on www.REITcafe.com and on the company’s Web site shortly after the call.

Non-GAAP Financial Measures

As defined by NAREIT, FFO represents income (loss) before allocation to minority interests (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

As noted above, FFO excludes GAAP historical cost depreciation and amortization of real estate and related assets because these GAAP items assume that the value of real estate diminishes over time. However, unlike the ownership of our owned off-campus properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, when considering our FFO, we believe it is also a meaningful measure of our performance to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating measure of the properties, a measure we refer to as FFOM.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, leasing and management of student housing properties. American Campus Communities owns and manages a portfolio of 38 student housing communities containing approximately 22,900 beds. Including its owned properties, the company provides management and leasing services at a total of 52 properties with approximately 31,700 beds located on or near college and university campuses. Additional information is available at www.americancampuscommunities.com.

Forward-Looking Statements

This news release contains forward-looking statements, which express the current beliefs and expectations of management. Except for historical information, the matters discussed in this news release are forward-looking statements and can be identified by the use of the words "anticipate," "believe," "expect," "intend," "may," "might," "plan," "estimate," "project," "should," "will," "result" and similar expressions. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including risks and uncertainties inherent in the national economy, the real estate industry in general, and in our specific markets; the effect of terrorism or the threat of terrorism; legislative or regulatory changes including changes to laws governing REITS; our dependence on key personnel whose continued service is not guaranteed; availability of qualified acquisition and development targets; availability of capital and financing; rising interest rates; rising insurance rates; impact of ad valorem and income taxation; changes in generally accepted accounting principals; and our continued ability to successfully lease and operate our properties. While we believe these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. These forward-looking statements are made as of the date of this news release, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2006	December 31, 2005
Assets	(unaudited)

Investments in real estate:
Owned off-campus properties, net	$696,439	$417,098
On-campus participating properties, net	78,445	80,370
Investments in real estate, net	774,884	497,468

Cash and cash equivalents	9,482	24,641
Restricted cash	13,336	9,502
Student contracts receivable, net	1,708	2,610
Other assets	23,127	16,641

Total assets	$822,537	$550,862

Liabilities and stockholders’ equity
Liabilities:
Secured debt	$429,792	$291,646
Unsecured revolving credit facility	81,200	-
Accounts payable and accrued expenses	13,631	7,983
Other liabilities	29,797	25,155
Total liabilities	554,420	324,784

Minority interests	34,085	2,851

Stockholders’ equity:
Common stock	172	172
Additional paid in capital	254,103	233,388
Accumulated earnings and dividends	(20,914)	(10,817)
Accumulated other comprehensive income	671	484
Total stockholders’ equity	234,032	223,227

Total liabilities and stockholders’ equity	$822,537	$550,862

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Owned off-campus properties	$23,608	$14,764	$43,095	$27,253
On-campus participating properties	3,497	3,133	9,479	8,626
Third party development services	1,096	1,332	2,734	1,977
Third party management services	691	562	1,353	1,272
Resident services	345	216	665	420
Total revenues	29,237	20,007	57,326	39,548

Operating expenses:
Owned off-campus properties	11,245	6,873	19,394	12,009
On-campus participating properties	2,255	1,986	4,205	3,861
Third-party development and management services	1,426	1,573	3,064	3,037
General and administrative	1,824	1,925	3,411	3,289
Depreciation and amortization	7,178	4,450	12,453	7,874
Ground/facility leases	246	240	438	452
Total operating expenses	24,174	17,047	42,965	30,522

Operating income	5,063	2,960	14,361	9,026

Non-operating income and (expenses):
Interest income	144	44	329	102
Interest expense	(7,066)	(4,634)	(12,402)	(8,442)
Amortization of deferred financing costs	(389)	(276)	(744)	(522)
Other non-operating income	-	-	-	430
Total non-operating expenses	(7,311)	(4,866)	(12,817)	(8,432)

(Loss) income before income taxes, minority interests, and discontinued operations
	(2,248)	(1,906)	1,544	594
Income tax benefit	-	102	-	-
Minority interests	181	12	53	(75)
(Loss) income from continuing operations	(2,067)	(1,792)	1,597	519

Discontinued operations:
Loss attributable to discontinued operations	-	-	-	(2)
Gain from disposition of real estate	-	-	-	5,883
Total discontinued operations	-	-	-	5,881

Net (loss) income	$(2,067)	$(1,792)	$1,597	$6,400

Net (loss) income per share:
Basic	$(0.12)	$(0.14)	$0.09	$0.51
Diluted	$(0.12)	$(0.14)	$0.08	$0.51

Weighted average common shares outstanding:
Basic	17,221,896	12,626,118	17,215,870	12,624,142
Diluted	19,542,559	12,747,118	18,914,672	12,785,413

Table 3
American Campus Communities, Inc. and Subsidiaries
Calculation of FFO and FFOM
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net (loss) income	$(2,067)	$(1,792)	$1,597	$6,400
Minority interests	(181)	(12)	(53)	75
Gain from disposition of real estate	-	-	-	(5,883)
Real estate-related depreciation and amortization	7,043	4,344	12,198	7,670

Funds from operations (“FFO”)	4,795	2,540	13,742	8,262

Elimination of operations from on-campus participating properties:
Net loss (income) from on-campus participating properties	1,470	1,241	115	(69)
Amortization of investment in on-campus participating properties	(1,014)	(883)	(2,046)	(1,762)
	5,251	2,898	11,811	6,431

Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow (a)	246	240	438	452
Management fees	166	158	444	421
On-campus participating properties development fees (b)	305	585	305	815
Impact of on-campus participating properties	717	983	1,187	1,688
Funds from Operations—modified for operational performance of on-campus participating properties (“FFOM”)	$5,968	$3,881	$12,998	$8,119

FFO per share - diluted	$0.24	$0.20	$0.73	$0.65

FFOM per share - diluted	$0.30	$0.30	$0.69	$0.64

Weighted average common shares outstanding - diluted	19,645,287	12,800,721	18,914,672	12,785,413

(a)  50 percent of the properties' net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods.

(b)  Development and construction management fees, including construction savings earned under the general construction contract, related to the Cullen Oaks Phase II on-campus participating property completed in August 2005.

CONTACT:  American Campus Communities, Inc., Austin
Brian Nickel, 512-732-1000